UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: July 28, 2016
(Date of earliest event reported)

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394

_____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items reported in this filing:

Item 2.02 Results of Operation and Financial Condition

Item 9.01 Financial Statements and Exhibits

Item 2.02 Results of Operation and Financial Condition

A press release announcing second quarter 2016 results was made July 28, 2016 and a copy of the release is being furnished as Exhibit 99.0 in this current report.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.0	Press Release: Data I/O Reports Second Quarter 2016 Results

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

July 29, 2016	By: /s/ Joel S. Hatlen Joel S. Hatlen Vice President Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.0	Press Release: Data I/O Reports Second Quarter 2016 Results

Joel Hatlen	Darrow Associates, Inc.
Vice President and Chief Financial Officer	Jordan Darrow
Data I/O Corporation 6645 185th Ave. NE, Suite 100	(512) 551-9296 jdarrow@darrowir.com
Redmond, WA 98052
(425) 881-6444

Data I/O Reports Second Quarter 2016 Results

Strong Net Income Growth on Continued Momentum in Automotive Electronics

Redmond, WA, Thursday, July 28, 2016 – Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced programming and IP management solutions for flash-memory, flash based microcontrollers and other intelligent devices, today announced financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Highlights (on year-over-year basis unless noted)

•         Net sales of $5.8 million, up 17% from $5.0 million

•         Total bookings of $5.7 million, up 13% from $5.1 million

•         Gross margin of $3.1 million, up 13% from $2.7 million

•         Net income of $444,000, up from $100,000

•         Earnings per diluted share of $0.06, up from $0.01

•         Adjusted EBITDA*, excluding equity compensation, of $789,000, up from $345,000

•         Automotive electronics orders represented over half of Q2 bookings

•         Post-Q2 signing of 5-year supply agreement with Bosch Car Multimedia

•         Backlog of $2.0 million at end of quarter

•         Repurchased approximately 31,000 shares in Q2 for total of 73,845 in first half of 2016 at average price per share of $2.33

Management Comments

“The momentum we experienced in the first quarter of the year continued in the second quarter of 2016,” said Anthony Ambrose, President and CEO of Data I/O Corporation.  “We are pleased that the significant leverage in our model is clearly evident, with net income increasing substantially from last year.  This performance is driven in large part by continued strength in our automotive electronics business, across both OEM and programming center customers.

“Automotive electronics is a key component of our long term growth outlook.  Following the end of the second quarter we announced a very important contract which we believe defines our leadership position in this market.  Bosch Car Multimedia, one of the world’s largest automotive electronics OEMs, selected Data I/O in a multivendor competitive bidding process for a 5-year supply agreement.  This victory demonstrates our technical superiority, the ability to satisfy the extensive global requirements inherent in long term global supply agreements, and our industry leading managed and secure pre-programming capabilities rooted in our LumenTMX platform.

“The Bosch agreement is validation of the successful execution of our growth strategy, yet it was not a factor in our second quarter operating results.  Based on the strong bookings in the first quarter, which were the highest level for that period in 5 years, second quarter revenue of $5.8 million was 17% higher than a year ago and up 26% from the first quarter.  Strong bookings performance in the second quarter led to $5.7 million in orders.  Sales to the automotive electronics market continue to be robust, and represented over half of our bookings in the quarter.  The Company’s backlog was $2.0 million at the end of the second quarter. Second quarter operating income increased dramatically to 6.7% from 1.3% in the same period last year.  On a material increase in sales, operating expenses were held in check as we further benefited from cost saving initiatives.

“Along with our operational strategies, our stock buyback program is an integral component of our mission to deliver value to our shareholders.  During the first half of the year, we repurchased 73,845 shares under our buyback program with an average price per share of $2.33, against a current share price of $2.89 as of July 26.  We remain on track for continued execution of our plan in 2016 to extend our leading market share in the automotive electronics industry, while growing our presence in the Internet of Things market.”

Financial Results

Net sales in the second quarter of 2016 were $5.8 million, compared with $5.0 million in the second quarter of 2015.  The year-over-year increase in sales was primarily a result of strong bookings in the first quarter of 2016, particularly for automotive electronics equipment.  Net sales for the first half of 2016 were $10.4 million as compared to $10.9 million for the same period last year.

For the 2016 second quarter, gross margin as a percentage of sales was 53.2%, compared to 54.9% in the second quarter of 2015.  The difference in gross margin as a percentage of sales was primarily due to sales mix.  For the first six months of 2016, gross margin was 53.9% compared to 51.4% in the same period last year.

Net income in the second quarter of 2016 was $444,000, or $0.06 per diluted share, compared with net income of $100,000, or $0.01 per diluted share, in the second quarter of 2015.  Year-to-date, net income was $276,000, or $0.03 per diluted share, compared to $149,000, or $0.02 per diluted share for the same period last year.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was a $584,000 in the second quarter of 2016, compared to $197,000 in the second quarter of 2015.  Adjusted EBITDA, excluding equity compensation, was $789,000 in the second quarter of 2016, compared to $345,000 in the second quarter of 2015.  Year-to-date, EBITDA was $533,000, compared to $372,000 for the same period last year, while Adjusted EBITDA excluding equity compensation was $833,000 in 2016 compared to $610,000 for the same period last year.

Bookings in the second quarter of 2016 were $5.7 million, compared to $5.1 million in the second quarter of 2015, and $5.9 million in the first quarter of 2016.  Backlog at June 30, 2016 was $2.0 million, as compared to $700,000 at December 31, 2015, and $2.0 million at March 31, 2016.  Deferred revenue was $1.1 million at June 30, 2016, compared with $1.0 million at December 31, 2015 and $1.2 million at March 31, 2016.

Conference Call Information

A conference call discussing the second quarter ended June 30, 2016 financial results will follow this release today at 2 p.m. Pacific time/5 p.m. Eastern Time.  To listen to the conference call, please dial (612) 288-0340, passcode: DAIO.  A replay will be made available approximately one hour after the conclusion of the call.  To access the replay, please dial (320) 365-3844, access code: 397925.  The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, medical, industrial/Internet-of-Things, wireless, consumer electronics, medical and military/aerospace markets. Today, our customers manufacture hundreds of millions of products each year using Data I/O programming solutions to reliably, securely, and cost-effectively deliver their Intellectual Property into programmable devices. Our expertise in programmable integrated circuits, global supply chain processes, and IP management and protection helps bring innovative new products to life. These solutions are backed by a global network of Data I/O support and service providers, assuring success for our customers.

Learn more at www.dataio.com

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, orders, deliveries, backlog and financial positions, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, installations and acceptance, accrual of expenses, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA and adjusted EBITDA excluding equity compensation, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

DATA I/O CORPORATION

CONSOLDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net Sales	$5,801	$4,958	$10,414	$10,860
Cost of goods sold	2,713	2,236	4,798	5,280
Gross margin	3,088	2,722	5,616	5,580
Operating expenses:
Research and development	1,172	1,243	2,297	2,341
Selling, general and administrative	1,525	1,415	3,103	2,953
Total operating expenses	2,697	2,658	5,400	5,294
Operating income	391	64	216	286
Non-operating income (expense):
Interest income	11	27	23	58
Foreign currency transaction gain(loss)	49	7	45	(188)
Total non-operating income (expense)	60	34	68	(130)
Income before income taxes	451	98	284	156
Income tax (expense) benefit	(7)	2	(8)	(7)
Net income	$444	$100	$276	$149

Basic earnings per share	$0.06	$0.01	$0.03	$0.02
Diluted earnings per share	$0.06	$0.01	$0.03	$0.02
Weighted-average basic shares	7,942	7,894	7,944	7,879
Weighted-average diluted shares	8,039	8,078	8,033	8,062

DATA I/O CORPORATION

CONSOLDATED BALANCE SHEETS

(in thousands, except share data)

(UNAUDITED)

	June 30, 2016	December 31, 2015

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,824	$11,268
Trade accounts receivable, net of allowance for
doubtful accounts of $90 and $43, respectively	4,388	2,790
Inventories	4,088	3,705
Other current assets	374	577
TOTAL CURRENT ASSETS	17,674	18,340

Property, plant and equipment – net	1,651	1,237
Other assets	63	63
TOTAL ASSETS	$19,388	$19,640

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$920	$1,250
Accrued compensation	1,223	1,689
Deferred revenue	1,071	1,038
Other accrued liabilities	717	540
TOTAL CURRENT LIABILITIES	3,931	4,517

Long-term other payables	473	429

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 7,977,787 shares as of June 30,
2016 and 7,943,720 shares as of December 31, 2015	19,125	19,051
Accumulated earnings (deficit)	(4,740)	(5,016)
Accumulated other comprehensive income	599	659
TOTAL STOCKHOLDERS’ EQUITY	14,984	14,694
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,388	$19,640

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
(in thousands)
Net Income	$444	$100	$276	$149
Interest (income) expense	(11)	(27)	(23)	(58)
Taxes	7	(2)	8	7
Depreciation and amortization	144	126	272	274
EBITDA earnings	$584	$197	$533	$372

Equity compensation	205	148	300	238
Adjusted EBITDA earnings,
excluding equity compensation	$789	$345	$833	$610